Exhibit (23)B

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated Target Corporation 2011 Long-Term Incentive Plan of our reports dated March 13, 2015, with respect to the consolidated financial statements and schedule of Target Corporation and the effectiveness of internal control over financial reporting of Target Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
June 17, 2015